Exhibit 10.22

2015 Senior Vice President, Sales, Territory and Quota Assignment Plan (the “Plan”)

Effective: 1/1/2015

Plan Description:

•	Territory: Global Sales
•

Personal variable compensation target is paid upon achievement of (i) quarterly bookings quotas, with accelerators for exceeding semi-annual quotas, and (ii) performance objectives based on renewals bookings, bookings from new Forbes Global 2000 customers and sales efficiency targets

•	Total variable compensation target constitutes 110% of base salary.
•	Applicable currency is USD.
•	Payments are made on a quarterly basis.
•	The Compensation Committee and the Board reserve the right to amend the Plan prospectively at any time.